NEWS RELEASE

CONTACT:
Gregory M. Dearlove
Senior Vice President & Chief Financial Officer
(716) 887-7262

CTG Reports 2004 Third Quarter Results

BUFFALO, N.Y. - October 18, 2004 - CTG (NYSE: CTG), an international information technology (IT) staffing, solutions, and application management company, today announced its financial results for the 2004 third quarter which ended on October 1, 2004. Current and prior period results reflect CTG's divestiture of its business operations in The Netherlands, which are reported as discontinued operations. The divestiture was announced on April 6, 2004 and had an effective date of January 1, 2004.

CTG reported 2004 third quarter revenues from continuing operations of $57.9 million, compared with 2003 third quarter revenues from continuing operations of $59.6 million. Income from continuing operations was $0.6 million, or $0.04 per diluted share in the 2004 third quarter, compared with $0.8 million, or $0.05 per diluted share in the 2003 third quarter. CTG's net income for the 2004 third quarter was $0.6 million, or $0.04 per diluted share, compared with 2003 third quarter net income of $0.3 million, or $0.02 per diluted share.

For the first three quarters of 2004, CTG reported revenues from continuing operations of $178.4 million, compared with $184.0 million in the same 2003 period. CTG's income from continuing operations for the first three quarters of 2004 was $2.1 million, or $0.12 per diluted share, compared with income from continuing operations of $1.9 million, or $0.11 per diluted share for the first three quarters of 2003. CTG's 2004 year-to-date net loss, which includes the $4.4 million loss from discontinued operations, was $2.3 million, or $0.14 per diluted share, compared with 2003 year-to-date net income of $0.9 million, or $0.06 per diluted share.

"CTG's third quarter results reflect significant increases in demand from our strategic staffing clients and the ramp up of two major projects in our healthcare practice," said CTG Chairman and Chief Executive Officer James R. Boldt. "The addition of approximately 100 billable staffing employees in the quarter offset the previously announced conclusion of a large application management engagement in July, which resulted in stable headcount and revenues and earnings at the high end of our guidance for the quarter. Staffing demand remains very robust and the additional hiring in our recruiting organization in the third quarter will help us fill a higher level of client requirements going forward."

Mr. Boldt added, "We continue to focus on refining our offerings to match current market demand and client needs in our vertical markets. During the quarter, we formed a partnership with Polaris Software Lab to offer the financial services market a hybrid outsourcing model that combines onsite project management and expertise with offshore development, an approach that we see as an ideal fit for this market. In July, we formally established a global application testing practice to leverage CTG's significant capabilities in software testing, an area where demand is growing at a fast pace as companies increasingly use external support for independent testing of systems."

CTG's balance on its revolving debt agreement, which is used to fund business growth and working capital needs, was $4.5 million at the end of the 2004 third quarter, compared with $6.6 million at the end of the 2004 second quarter and $6.9 million a year ago.

CTG also issued guidance for the fourth quarter of 2004. Based on current business and market conditions, CTG expects that its revenues from continuing operations and net income per diluted share for the fourth quarter of 2004 will range from $57.5 million to $59.5 million and $0.02 to $0.04, respectively. There are effectively 62 billing days in CTG's fourth quarter, compared with 66 and 63 billing days, respectively, in the fourth quarter of 2003 and third quarter of 2004. The mid-point of CTG's guidance represents an improvement in our average daily revenue from continuing operations compared to both the third quarter of this year and the fourth quarter of 2003.

Mr. Boldt concluded, "Demand in our staffing business began a gradual recovery just over two years ago, and we have finally seen staffing demand return to normal levels for the first time in four years. Based on recent trends in the market and our business, we look for staffing demand to remain strong and for our solutions business to recover as capital spending on technology increases. Overall, we are encouraged by improving market conditions in the United States and Europe and are confident that our focus on vertical markets and higher demand solutions best positions us to increase CTG's revenues and profitability from current levels."

Backed by 38 years' experience, CTG provides IT application management, consulting, software development and integration, and staffing solutions to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients' businesses with a full range of integrated services and proprietary ISO 9001:2000-certified service methodologies. Our 2,500 IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering solutions that work. More information about CTG is available on the Web at www.ctg.com.

This document contains certain forward-looking statements concerning the Company's current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company's services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company's disclosures set forth in the Company's 2003 Form 10-K and Management's Discussion and Analysis section of the Company's 2003 annual report, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

CTG will hold a conference call on October 19, 2004 at 11:00 AM Eastern Time to discuss its financial results and business strategy. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-877-531-2987 between 10:45 AM and 10:50 AM and ask for the CTG conference call and identify James Boldt as the conference chairperson. A replay of the call will be available between 1:00 PM Eastern Time October 19, 2004 and 1:00 PM Eastern Time October 22, 2004 by dialing 1-800-475-6701 and entering the conference ID number 725747.

COMPUTER TASK GROUP, INCORPORATED (CTG) Consolidated Statements of Operations (amounts in thousands except per share data)
	For the Quarter Ended		For the Three Quarters Ended
	Oct. 1, 2004	Sept. 26, 2003	Oct. 1, 2004	Sept. 26, 2003
	(amounts in thousands, except per share data)

Revenue	$ 57,857	$ 59,577	$ 178,351	$ 184,043
Direct costs	42,581	43,132	130,630	134,075
Selling, general and administrative expenses	14,602	14,912	44,798	45,874
Operating income	674	1,533	2,923	4,094
Net other expense	(147)	(175)	(459)	(775)
Income from continuing operations before income taxes	527	1,358	2,464	3,319
Provision (benefit) for income taxes	(91)	570	397	1,393
Income from continuing operations	618	788	2,067	1,926
Loss from discontinued operations (including loss on disposal of $3.7 million in the first quarter of 2004)	(14)	(448)	(4,392)	(998)
Net income (loss)	$ 604	$ 340	$ (2,325)	$ 928
Basic net income (loss) per share:
Continuing operations	$ 0.04	$ 0.05	$ 0.12	$ 0.12
Discontinued operations	(0.00)	(0.03)	(0.26)	(0.06)
Basic income (loss) per share	$ 0.04	$ 0.02	$ (0.14)	$ 0.06
Diluted net income (loss) per share:
Continuing operations	$ 0.04	$ 0.05	$ 0.12	$ 0.11
Discontinued operations	(0.00)	(0.03)	(0.26)	(0.05)
Diluted income (loss) per share	$ 0.04	$ 0.02	$ (0.14)	$ 0.06
Weighted average shares outstanding:
Basic	16,781	16,677	16,748	16,649
Diluted	16,991	16,817	17,156	16,765

COMPUTER TASK GROUP, INCORPORATED (CTG) Consolidated Balance Sheets (amounts in thousands)
	Oct. 1, 2004	Sept. 26, 2003		Oct. 1, 2004	Sept. 26, 2003
Current Assets:			Current Liabilities:
Cash and cash equivalents	$ 2,907	$ 2,747	Accounts payable	$ 6,938	$ 8,796
Accounts receivable, net	46,907	44,058	Accrued compensation	19,546	16,162
Other current assets	2,718	2,145	Other current liabilities	6,586	5,672

Assets from discontinued operations	-	2,211	Current portion of long-term debt	4,454	-
	______	______	Liabilities from discontinued operations	-	707
Total Current Assets	52,532	51,161	Total Current Liabilities	37,524	31,337
Property and equipment, net	6,190	7,325	Long-term debt	-	6,867
Other assets	41,812	41,608	Other liabilities	8,424	7,667
	______	______	Shareholders' equity	54,586	54,223

Total Assets	$ 100,534	$ 100,094	Total Liabilities and Shareholders' Equity	$ 100,534	$ 100,094

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Today's news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.